BRANDEN T. BURNINGHAM

ATTORNEY AT LAW

455 EAST 500 SOUTH, SUITE 205

SALT LAKE CITY, UTAH 84111

ADMITTED IN UTAH AND CALIFORNIA

TELEPHONE: (801) 363-7411

FACSIMILE: (801) 355-7126

May 5, 2009

Wizzard Software Corporation

5001 Baum Boulevard

Pittsburgh, Pennsylvania 15213

Re:  Wizzard Software Corporation, a Colorado corporation (the "Company")

Ladies and Gentlemen:

I refer to the Company's Registration Statement on Form S-3 under the Securities Act of 1933 (the "Registration Statement"), which will be filed with the Securities and Exchange Commission. The Registration Statement relates to the registration and proposed offer, sale and issuance from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 of 10,000,000 shares of the Company's one mill ($0.001) par value common stock (the "Common Stock"), as set forth in the Registration Statement, the prospectus contained therein and any supplement to the prospectus.

Assumptions

In rendering the opinion expressed below, I have assumed, with your permission and without independent verification or investigation:

1.  That all signatures on documents I have examined in connection herewith are genuine and that all items submitted to me as original are authentic and all items submitted to me as copies conform with originals;

2.  Except for the documents stated herein, there are no documents or agreements between the Company and/or any third parties which would expand or otherwise modify the respective rights and obligations of the parties as set forth in the documents referred to herein or which would have an effect on the opinion;

3.  That each of the documents referred to constitutes the legal, valid and binding obligation of the party executing the same; and

4.  That as to all factual matters, each of the representations and warranties contained in the documents referred to herein is true, accurate and complete in all material respects, and the opinion expressed herein is given in reliance thereon.

It is further understood that the opinion set forth below is to be used solely in connection with the offer, sale and issuance of the Common Stock while the Registration Statement is effective.

1.  Articles of Incorporation of the Company, as amended;

2.  Bylaws of the Company;

3.  The Registration Statement; and

4.  Unanimous Consents of the Company's Board of Directors.

I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances.  Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

Based upon my examination mentioned above, and relying on the statements of fact contained in the documents that I have examined, I am of the opinion that, when the Company’s Board of Directors has taken all corporate action necessary to duly authorize the Common Stock and the Company has issued shares of Common Stock upon receipt of payment therefor, the Common Stock will be legally issued, fully paid and non-assessable.

The opinion expressed herein is based upon and limited to the laws of the State of Colorado.  I express no opinion herein as to any other laws, statutes or regulations. The opinion contained herein is based upon the facts in existence and the laws in effect on the date hereof and I expressly disclaim any obligation to update my opinion herein, regardless of whether changes in such facts or laws come to my attention after the date hereof.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the reference to me in the Prospectus under the caption "Legal Matters."

Sincerely yours,

/s/ Branden T. Burningham

Branden T. Burningham